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                                                                    EXHIBIT 10.8

                           NATURAL GAS SALES AGREEMENT

         This Natural Gas Sales Agreement ("Agreement") is made and entered into as of the 23rd day of October, 1996, by and between EASTERN ENERGY MARKETING, INC., a Virginia corporation located at 2900 Eisenhower Avenue, Suite 300, Alexandria, VA 22314 ("EEM" or "Buyer"), and EASTERN STATES OIL & GAS, INC., a Virginia corporation located at 2900 Eisenhower Avenue, Suite 300, Alexandria VA 22314, ("ESOG" or "Seller") (hereinafter sometimes referred to singularly as "Party" and jointly as "Parties").

                                   WITNESSETH:

         WHEREAS, ESOG owns and operates certain oil and gas interests, including oil and gas leases and oil and gas wells, all of which properties are located in the states of Ohio, West Virginia and Commonwealth of Kentucky (the "Properties");

         WHEREAS, EEM contracts for the purchase of natural gas supply for resale to its industrial and institutional end-use markets;

         WHEREAS, ESOG desires to sell to EEM certain natural gas it produces and controls originating from the Properties;

         WHEREAS, EEM wishes to purchase the natural gas produced by ESOG from the Properties at the Delivery Points specified herein;

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Parties agree as follows:

                                       ARTICLE I
                                          TERM

         1.1 The term of this Agreement shall be for an additional two (2) year period commencing as of November 1, 1995, and ending October 31, 1997 (the "Initial Term"), and after the Initial Term shall continue month-to-month thereafter; provided, however, that after the Initial Term, either Party may renegotiate the provisions of, or terminate entirely, this Agreement by providing the other Party with thirty (30) days' prior written notice.

         1.2 The terms and conditions of this Agreement are intended to facilitate the entering into by the Parties of a variety of transactions with specific terms and durations. The terms of this Agreement shall, unless and to the extent specifically agreed otherwise, apply to and be incorporated in the Confirmation Letter executed between the Parties using the form attached hereto at Exhibit A. The type of transactions covered by this Agreement will be designated on the Confirmation Letter. In case of conflict between the terms of any Confirmation Letter and the terms of this Agreement the terms of a Confirmation Letter shall control.


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                                       ARTICLE II
                          CONTRACT QUANTITIES; DELIVERY POINTS

         2.1 Seller agrees to sell and deliver, and Buyer agrees to purchase and receive, the Contract Quantity for a particular transaction in accordance with the terms of this Agreement and the applicable Confirmation Letter.

         2.2 The Delivery Points and point-specific Contract Quantities of the natural gas produced from the Properties and sold pursuant to this Agreement shall be identified on the applicable Confirmation Letter.

                                      ARTICLE III
                                 DELIVERY AND PRESSURE

         3.1 Seller and Buyer agree to deliver and receive Gas at an approximately constant rate of flow throughout the term of this Agreement. To that end, Buyer and Seller shall communicate timely the anticipated market requirements and supply forecasts for the forthcoming month. Changes in the availability of supply or ability to take gas shall be communicated between the Parties immediately and, in order to allow for the effectuation of changes in Contract Quantities scheduled for transportation, at least twenty-four (24) hours in advance of their effective date. Imbalance penalties and any related charges resulting from failure to communicate timely such changes or to take or dispatch agreed-up confirmed quantities shall be the responsibility of the Party whose failure caused the imbalance. Notwithstanding the liability established in the preceding sentence (and without attempting to alter the fixing of that liability), to the extent changes are not communicated twenty-four (24) hours prior to their effective date, the Parties shall nonetheless communicate changes immediately in order to attempt to mitigate scheduling penalties and related charges, wherever possible pursuant to effective pipeline operating procedures. Notice of changes provided for in this Section 3.1 shall not relieve the notifying Party of its delivery obligations provided for in this Agreement.

         3.2 The natural gas volumes delivered hereunder shall be at commercial operating pressures sufficient to deliver such volumes at regulated pressures at the Delivery Points.

                                       ARTICLE IV
                                     PURCHASE PRICE

         4.1 During the term of this Agreement, Buyer shall pay to Seller the Purchase Price specified on the applicable Confirmation Letter for all Contract Quantities delivered to the applicable Delivery Point. The Purchase Price shall include current gathering or pipeline transportation, pipeline shrinkage and fuel factors and all related surcharges, to deliver Gas to the Point of Sale.


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                                       ARTICLE V
                                         TAXES

         5.1 Seller shall be responsible for and pay for any taxes and charges attributable to the gas before the Delivery Point. Buyer shall be responsible for and pay for any taxes and charges attributable to the gas after the Delivery Point.

                                       ARTICLE VI
                                        PAYMENTS

         6.1 Buyer agrees to pay Seller the amount due on or before the later of forty-five (45) days after the conclusion of the applicable delivery month or within ten (10) days after Buyer's receipt of the Transporters' statements showing actual metered Contract Quantities received at the applicable Transporters' receipt point (the "Due Date"). Any Due Date falling on a holiday or weekend will be scheduled for payment the next working day.

         6.2 Buyer's payments shall reflect the total Contract Quantities delivered to Buyer during the applicable month, the Purchase price and the total dollar amount due.

         6.3 If Buyer or Seller, in good faith, disputes the amount of any such payment or any part thereof, Buyer will pay to Seller such amount acknowledged to be correct. If it is ultimately determined that Buyer owes the disputed amount, Buyer will pay Seller that amount upon such determination, plus any costs and expenses necessarily incurred to obtain such ultimate determination, including reasonable attorneys fees and related costs.

         6.4 The parties shall have the right, upon reasonable notice and at reasonable times, to examine the books and records of the other to the extent reasonably necessary to verify the accuracy of any statement, payment demand, charge, payment or computation made under the Agreement. Provided, however, that any such audit and any claim based upon errors in any statement must be made within two (2) years of the date of such statement.

                                      ARTICLE VII
                              GAS QUALITY AND MEASUREMENT

         7.1 Seller shall sell and deliver to Buyer at the Delivery Points gas that is merchantable and meets all the specifications, quality and pressure which are required by the Transporters. Measurement, testing and heat content of the gas purchased hereunder shall be measured on a dry basis, and shall be governed by the Transporters' applicable measurement procedures.

         7.2 Contract Quantities shall ultimately be determined by a reconciliation of Seller's monthly gas supply reports and the Transporters' monthly transportation statements. Buyer and Seller shall cooperate to determine the Contract Quantities flowing into the Transporters. In the


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event that Seller and Buyer do not agree on the monthly Contract Quantities,
Buyer and Seller agree to work together to reconcile any volume discrepancies.

                                      ARTICLE VIII
                                        WARRANTY

         8.1 Seller warrants that it will at the time of delivery have good and marketable title to, and the right to sell all gas to be sold and delivered hereunder and that the gas is free and clear from all liens and adverse claims of every kind, and agrees to indemnify and save harmless and defend Buyer from all suits, actions, accounts, damages, costs, losses and expenses (including reasonable attorney's fees) arising from or connected with the adverse claim of any person to title to said gas.

                                       ARTICLE IX
                                  TITLE AND LIABILITY

         9.1 Seller shall indemnify, defend and hold Buyer harmless from and against any liability or loss whatsoever (including costs and reasonable attorney's fees in connection therewith) due to personal injury or death or damage to or destruction of property arising out of or occurring during Seller's possession of any gas to be delivered hereunder except as otherwise provided in this Agreement.

         9.2 Buyer shall indemnify and hold Seller harmless from and against any liability or loss whatsoever (including costs and attorney's fees in connection therewith) due to personal injury or death or damage to or destruction of property arising out of or occurring during Buyer's possession of any gas to be delivered hereunder except as otherwise provided in this Agreement.

         9.3 Title to gas sold hereunder and possession thereof shall pass from the Seller to Buyer at the Delivery Points.

         9.4 Neither party shall be responsible for consequential or punitive damages.

                                       ARTICLE X
                                     FORCE MAJEURE

         10.1 If Seller or Buyer is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, Seller or Buyer shall give to all other parties prompt written notice of the force majeure with reasonable full particulars thereof; thereupon, the obligations of Seller or Buyers so far as they are affected by the force majeure, shall be suspended during the continuance of the force majeure. Seller or Buyer shall use all reasonable diligence to remove the force majeure as quickly as possible.

         10.2 The requirement that any force majeure shall be remedied with all reasonable diligence shall not require the settlement of strikes, lockouts, or other labor difficulty contrary to the


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wishes of the party suffering the difficulty; the manner in which such labor difficulties shall be handled shall be entirely within the discretion of the party suffering the difficulty.

         10.3 The term "force majeure" as here employed shall mean an act of God, strike, lockout, or other industrial disturbances, act of the public enemy, war blockade, public disturbance, lightning, fire, storm, flood, freeze, explosion, governmental restraint, compressor failure, pipeline ruptures, and any other cause, whether the kind specifically enumerated above or otherwise, which is not reasonably within the control of the parties. The term "force majeure" specifically excludes increases or decreases in gas supply due to allocation or reallocation of production by Seller, pipelines or other parties, economic hardship or movements in the price of natural gas or other fuels that would make the performance of the Agreement burdensome or undesirable for either party.

                                       ARTICLE XI
                                        NOTICES

         11.1 All notices and written communications between the parties hereto including Seller's invoices and Buyer's remittances, shall become effective when delivered by the parties in accordance with the provisions of this Agreement to the following addresses:


BUYER

Notices to:                   EASTERN ENERGY MARKETING, INC.
                              Attention:  John A. Schultz
                              2900 Eisenhower Avenue, Suite 300
                              Alexandria, VA  22314

                              Telephone:        (703) 317-2300
                              Facsimile:        (703) 317-2201
SELLER

Notices to:                   EASTERN STATES OIL & GAS, INC.
                              2900 Eisenhower, Suite 300
                              Alexandria, VA  22314
                              Attention:  Stevens V. Gillespie

                              Telephone:        (703) 317-2327
                              Facsimile:        (703) 317-2301



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Payments to:                  EASTERN STATES OIL & GAS, INC.
                              2900 Eisenhower, Suite 300
                              Alexandria, VA  22314
                              Attention:  Stevens V. Gillespie

                              Telephone:        (703) 317-2327
                              Facsimile:        (703) 317-2301

         11.2 Either Party may change the information, including changes, of personnel, set out in paragraph (a) immediately above by providing the other party with prior notice. Notice may be oral but such oral notice shall be followed with written notice within five (5) business days.

         11.3 Notices required by this Agreement may be made by telecommunications transmission (e.g., facsimile or telecopy), including presentation of invoices, and such telecommunication shall constitute acceptable presentation of notice and invoices under this Agreement. If notices are sent by overnight mail, an employee signature shall constitute receipt.

                                      ARTICLE XII
                                  LAWS AND REGULATIONS

         12.1 This Agreement shall be subject to all applicable and valid laws, ordinances, rules and regulations of federal, state or local authorities having jurisdiction now or hereafter having jurisdiction over the Parties; and should either of the Parties, by force of any such law or regulation imposed at any time during the term of this Agreement, be rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than an obligation to make payments due hereunder, then this Agreement shall continue nevertheless and shall then be deemed modified to confirm with the requirements of such law or regulation. Notwithstanding the above, this Agreement shall not be deemed to be so modified if such law or regulation substantially and materially prohibits the Parties from performing hereunder or has the affect of materially altering the economic position of the Parties or either of them; then the party hereby injured may, by written notice to the other Party, require that this Agreement or other arrangements incidental to this Agreement be amended as necessary to preserve the economic position held by the affected Party immediately prior to such event. Such notice shall describe the action taken by the regulatory authority and shall include reasonable particulars as to the manner and extent to which the economic position of the Party giving the notice has been adversely affected. The Parties shall use all their reasonable efforts during a sixty (60) Day period following such notice to negotiate and effect such amendments.


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                                      ARTICLE XIII
                                     MISCELLANEOUS

         13.1 This Agreement constitutes the entire Agreement between the Parties hereto. There are no prior or contemporaneous Agreements or representations affecting such subject matter other than those expressed in the Agreement.

         13.2 No modification or change herein shall be enforceable, except as specifically provided for in the Agreement, unless reduced to writing and executed by both Parties.

         13.3 No assignment of this Agreement or any of the rights or obligations hereunder shall be made by either Party unless the other Party has consented in writing thereto, which consent shall not be unreasonably withheld or delayed; provided, however, either Party may assign or pledge this Agreement under the provisions or any mortgage, deed of trust, indenture, by operation of law or similar instrument which it has executed or may execute.

         13.4 The Agreement shall be governed by and construed, enforced and performed in the State of Virginia, without regard to principles of conflicts of law. The Parties acknowledge and agree that the provisions of the Uniform Commercial Code will apply to all aspects of transactions and confirmations engaged in and entered into under this Agreement.

         13.5 In no event shall either Party be liable for any punitive, incidental, consequential, direct, indirect, or other damages not expressly set forth herein.

         13.6 The headings used for the Articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of the Agreement.

         13.7 The terms of this Agreement including but not limited to the Purchase Price, the Contract Quantities, the identified Transporter(s), and all other material terms thereof shall be kept confidential by the Parties hereto, except that any information must be disclosed to a third-party for the purpose of effectuating transportation of Gas subject to this Agreement or to meet New York Mercantile Exchange requirements or regulatory filing requirements where necessary, or as otherwise required by law.


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         IN WITNESS WHEREOF, this Agreement shall be binding upon the parties hereto and upon their respective heirs, successors, representatives and assigns. The Seller and Buyer have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BUYER:
EASTERN ENERGY MARKETING, INC.


By:   /s/ John A. Herbert
      ---------------------------------------
      John A. Herbert
      Senior Vice President

SELLER:
EASTERN STATES OIL & GAS, INC.


By:   /s/ Stevens V. Gillespie
      ---------------------------------------
      Stevens V. Gillespie
      Senior Vice President


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CONFIRMATION LETTER
Date: November 1, 1998                                      STATOIL ENERGY, Inc.

PLEASE DELIVER IMMEDIATELY UPON RECEIPT TO: HUGH BYERS
PHONE NO.:                                  (304) 343-9566
FAX NO:                                     (304) 344-0363

This letter serves to confirm the following agreement entered into by and between STATOIL ENERGY SERVICES, INC. and BLAZER ENERGY CORPORATION and subject to the General Terms and Conditions agreed to and entered into by the parties hereto.

BUYER:                      STATOIL ENERGY SERVICES, INC.

SELLER:                     BLAZER ENERGY CORPORATION

TYPE OF TRANSACTION:        Baseload - Term

TERM:                       November 1, 1998 through October 31, 1999

CONTRACT QUANTITIES (Dth):  66,000 Dth per day

PURCHASE PRICE (Dth):       The Purchase Price per Dth for the Contract
                            Quantities set forth above will be calculated monthly based on the Inside F.E.R.C. Columbia Gas
                            Appalachia Index plus $0.02 per Dth.

POINT OF SALE:              Columbia Gas Transmission (WV & KY)

POINT OF DELIVERY:          Columbia Gas Transmission (WV & KY)

SPECIAL PROVISIONS:         The parties have respective firm obligations to
                            deliver and to receive the Contract Quantities.
                            Force Majeure due to disruption of pipeline service is limited to interruption or curtailment of firm transportation by the transporting pipeline(s).

THE PROVISIONS WITHIN THIS CONFIRMATION LETTER SHALL BE CONCLUSIVELY DEEMED ACCURATE AND COMPLETE TO THE EXTENT IT IS NOT OBJECTED TO, IN WRITING, WITHIN TWENTY-FOUR (24) HOURS OF RECEIPT.


STATOIL ENERGY SERVICES, INC.            BLAZER ENERGY CORPORATION

By: /s/ Mark A. Williams                 By: /s/ Stevens V. Gillespie
    -------------------------------          -----------------------------------
Name:   Mark A. Williams                 Name:   Stevens V. Gillespie
Title:  Manager, Appalachian Supply      Title:  Senior Vice President
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CONFIRMATION LETTER
Date:  January 4, 1999                                      STATOIL ENERGY, INC.
ESOG Contract # WV-S-0188

PLEASE DELIVER IMMEDIATELY UPON RECEIPT TO:          HUGH BYERS
PHONE NO.:                                           (304) 343-9566
FAX NO:                                              (304) 343-0363

This letter serves to confirm the following agreement entered into by and between STATOIL ENERGY SERVICES, INC. and EASTERN STATES OIL & GAS, INC. and subject to the General Terms and Conditions agreed to and entered into by the parties hereto.

BUYER:                              STATOIL ENERGY SERVICES, INC.

SELLER:                             BLAZER ENERGY CORP.

TYPE OF TRANSACTION:                Baseload - Term

TERM:                               November 1, 1998 through October 31, 2001

CONTRACT QUANTITIES (DTH):          4,134 Dth per day

PURCHASE PRICE (DTH):               100 percent (100%) of that price published
                                    in the first monthly issue of Inside
                                    F.E.R.C.'s Gas Market Report, Index Price per Dth, CNG Gas Transmission Corporation
                                    ("CNG"), Appalachia Index plus $0.02 per
                                    Dth.

POINT OF SALE:                      Equitrans Meter Nos. 22379, 23509, 23510,
                                    23511, 23512, 23513

POINT OF DELIVERY:                  Equitrans City Gate

SPECIAL PROVISIONS:                 The parties have respective firm obligations
                                    to deliver and to receive the Contract
                                    Quantities. Force Majeure due to disruption of pipeline service is limited to interruption or curtailment of firm transportation by the transporting pipeline(s).

THE PROVISIONS WITHIN THIS CONFIRMATION LETTER SHALL BE CONCLUSIVELY DEEMED ACCURATE AND COMPLETE TO THE EXTENT IT IS NOT OBJECTED TO, IN WRITING, WITHIN TWENTY-FOUR (24) HOURS OF RECEIPT.


STATOIL ENERGY SERVICES, INC.               BLAZER ENERGY CORP.

By:  /s/ Mark A. Williams                   By:  /s/ Stevens V. Gillespie
   --------------------------------------      ---------------------------------
Name:  Mark A. Williams                     Name:  Stevens V. Gillespie
Title:  Manager, Appalachian Supply         Title:  Senior Vice President